b) 11   Computation of per share earnings
  Computation of per share earnings
  Garden Bay International, Ltd.
  Weighted Average Shares Outstanding
  March 31, 2000

  FROM         TO           DAYS          # OF SHARES        SHARE/DAYS

  7/20/98     3/31/00       620             5,000,000         3,100,000,000
  3/25/99     3/31/00       373             187,000              69,751,000
                                                              -------------
                                                              3,169,751,000

  3,169,751,000 / 620 = 5,112,501

  Net Loss Per Share        $ (12,806.00 / 5,112,501)  = $ (0.0025)